EXHIBIT 10.47

Northwest Airlines Excess 401(k) Cash Payments Program

The following is a description of the Company’s unwritten Excess 401(k) Cash Payments Program.

As a result of the freezing of pension benefit accruals under Northwest’s defined benefit pension plans, Northwest makes direct contributions to participants’ accounts in its Retirement Savings Plan for Salaried Employees to replace the benefit accruals under the defined benefit plans. The amount of Company contributions to participant accounts under the Retirement Savings Plan are a percentage of pay (defined as salary and incentive compensation) that varies based on the participant’s age and years of service in accordance with the following schedule:

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	Company Contribution (as a percent of pay)
Age plus Vesting Service	1/01/2006 through 7/31/2006	8/01/2006 and After
Less than 30	6%	5%

30 through 39	7%	6%

40 through 49	8%	7%

50 through 59	10%	9%

60 through 69	12%	10%

70 through 79	15%	12%

80 and over	18%	15%

Under the unwritten Excess 401(k) Cash Payments Program, contributions that cannot be made to the Retirement Savings Plan due to limits on contributions under the Internal Revenue Code are made to each employee affected by those limits in cash on a semi-monthly basis. Northwest provides this benefit so that executives and other employees who are subject to the Internal Revenue Code limits obtain the same rate of Company contributions, as a percentage of pay, as our other salaried employees.

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